Exhibit 23






Consent of independent public accountants


As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated October 26, 2000, included in Transaction Systems Architects, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2000, and to all references to our Firm included in this Registration Statement.




Omaha, Nebraska,
January 9, 2001